Exhibit 99.1

Inergy Reports Fiscal 2011 Results

********************

Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (November 15, 2011) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the fiscal fourth quarter and year ended September 30, 2011.

Inergy reported Adjusted EBITDA of $372.2 million for the year ended September 30, 2011, an increase of $48.3 million, or approximately 15%, from $323.9 million for the year ended September 30, 2010. Net income (loss) was $(10.6) million for the year ended September 30, 2011, and $46.4 million in fiscal 2010. Net income in the year ended September 30, 2011, was impacted by $52.1 million in costs related to the early extinguishment of debt primarily in connection with Inergy’s refinancing as previously announced. A table reconciling Adjusted EBITDA to net income (loss) for the three and twelve months ended September 30, 2011, appears below.

Distributable cash flow was $250.4 million for the year ended September 30, 2011, compared to $227.3 million in fiscal 2010, an increase of $23.1 million, or approximately 10%.

“While we continued to grow the business, our results in fiscal 2011 were mixed and short of expectations,” said John Sherman, President and CEO of Inergy. “We confronted challenging operating conditions in our propane and Texas storage businesses while exceeding our objectives in our Northeast natural gas and natural gas liquids operations. I want to thank our employees for their efforts and contributions throughout the year. As we look forward to the coming year, we are focused on executing major growth opportunities and structuring initiatives which will strengthen our balance sheet and position the partnership to create value on behalf of our unitholders.”

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.705 per limited partner unit ($2.82 annually) for the quarter ended September 30, 2011. The distribution was paid on November 14, 2011.

Fiscal Year-End Results

For the year ended September 30, 2011, there were 325.6 million retail propane gallons sold compared to 340.2 million gallons sold in fiscal 2010. Retail propane gross profit, excluding certain items as discussed below, was $388.0 million for the year ended September 30, 2011, compared to $381.8 million for the year ended September 30, 2010, excluding certain non-cash gains (losses) of $(1.2) million and $1.0 million, respectively. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $107.0 million in the year ended September 30, 2011, compared to $108.1 million in fiscal 2010.

Gross profit from midstream operations increased to $184.0 million for the year ended September 30, 2011, from $129.2 million in fiscal 2010.

For the year ended September 30, 2011, operating and administrative expenses increased to $323.3 million, inclusive of acquisition closing costs of $9.5 million, compared to $310.7 million, inclusive of acquisition closing costs of $3.5 million, in fiscal 2010.

Quarterly Results

Inergy reported Adjusted EBITDA of $36.7 million for the quarter ended September 30, 2011, an increase of $7.3 million, or approximately 25%, from $29.4 million for the quarter ended September 30, 2010. Net loss was $50.2 million for the quarter ended September 30, 2011, and $51.5 million in fiscal 2010. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its fourth fiscal quarter.

In the quarter ended September 30, 2011, there were 43.1 million retail propane gallons sold compared to 45.5 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain items as discussed below, was $42.4 million for the quarter ended September 30, 2011, compared to $45.2 million for the quarter ended September 30, 2010, excluding certain non-cash gains (losses) of $(1.4) million and $0.3 million, respectively. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $21.2 million in the quarter ended September 30, 2011, compared to $21.3 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $50.9 million for the quarter ended September 30, 2011, from $33.9 million for the same quarter in the prior year.

For the quarter ended September 30, 2011, operating and administrative expenses increased to $79.7 million, inclusive of acquisition closing costs of $0.5 million, compared to $79.5 million, inclusive of acquisition closing costs of $1.4 million, for the same quarter in the prior year.

Fiscal 2012 Guidance

Inergy also announces its Adjusted EBITDA guidance range for the full fiscal year ended September 30, 2012, of $410 million to $450 million. Inergy also expects capital expenditures associated with its previously disclosed midstream expansion projects to approximate a range from $255 million to $285 million in fiscal 2012. A table reconciling Adjusted EBITDA to Net Income for the forecasted period and supplemental guidance information appears below.

Inergy, L.P. will conduct a live conference call and internet webcast today, November 15, 2011, to discuss results of operations for the fourth quarter and fiscal year ended 2011 and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 26046932.

About Inergy, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is a publicly traded master limited partnership. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts; the gain or loss on the disposal of assets; long-term incentive and equity compensation expenses; transaction costs; net income attributable to non-controlling partners; and interest, tax, depreciation, and amortization expense attributable to non-controlling partners. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements such as our fiscal 2012 guidance, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2011 and 2010

(in millions, except unit and per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues:
Propane	$274.0	$180.8	$1,461.9	$1,272.4
Other	174.6	120.8	691.9	513.6

	448.6	301.6	2,153.8	1,786.0
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	224.9	129.1	1,044.0	862.9
Other	110.6	71.8	432.0	303.0

	335.5	200.9	1,476.0	1,165.9
Expenses:
Operating and administrative	79.7	79.5	323.3	310.7
Depreciation and amortization	50.0	44.1	191.8	161.8
Loss on disposal of assets	5.1	5.7	8.2	11.5

Operating income (loss)	(21.7)	(28.6)	154.5	136.1

Other income (expense):
Interest expense, net	(26.0)	(24.1)	(113.5)	(91.5)
Early extinguishment of debt (i)	(2.5)	—	(52.1)	—
Other income	—	1.1	1.2	2.0

Income (loss) before income taxes	(50.2)	(51.6)	(9.9)	46.6
Benefit (provision) for income taxes	—	0.1	(0.7)	(0.2)

Net income (loss)	(50.2)	(51.5)	(10.6)	46.4
Net loss attributable to non-controlling partners	—	63.1	28.2	15.4

Net income (loss) attributable to partners	$(50.2)	$11.6	$17.6	$61.8

Total limited partners’ interest in net income (loss)	$(50.2)	$11.6	$17.6	$61.8

Net income (loss) per limited partner unit:
Basic	$(0.42)	$0.32	$0.17	$1.73

Diluted	$(0.42)	$0.24	$0.15	$1.29

Weighted-average limited partners’ units outstanding (in thousands):
Basic	119,134	36,107	105,732	35,726

Diluted	131,357	48,299	117,684	48,002

	Three Months Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Supplemental Information:
Retail gallons sold	43.1	45.5	325.6	340.2

Cash and cash equivalents			$11.5	$144.4

Outstanding debt:
Credit agreement:
Revolving loan facility			$81.2	$—
Term loan facility			300.0	—
Senior unsecured notes			1,445.1	1,650.0
Fair value hedge adjustment on senior unsecured notes			0.5	—
Net bond/swap premium (discount) (e) (g)			8.5	(5.6)
Other debt			17.7	21.8
Holdings term loan			—	24.5

Total debt			$1,853.0	$1,690.7

Total partners’ capital			$1,146.0	$1,160.1

Limited partner units outstanding (in thousands):
Common units			119,148
Class B units (h)			12,165

Total Common and Class B limited partner units			131,313

EBITDA:
Net income (loss)	$(50.2)	$(51.5)	$(10.6)	$46.4
Interest expense, net	26.0	24.1	113.5	91.5
Early extinguishment of debt (i)	2.5	—	52.1	—
Provision (benefit) for income taxes	—	(0.1)	0.7	0.2
Depreciation and amortization	50.0	44.1	191.8	161.8

EBITDA (a)	$28.3	$16.6	$347.5	$299.9
Non-cash (gain) loss on derivative contracts	1.4	(0.3)	1.2	(1.0)
Long-term incentive and equity compensation expense	1.4	6.0	5.8	10.9
Loss on disposal of assets	5.1	5.7	8.2	11.5
Transaction costs	0.5	1.4	9.5	3.5
Interest of non-controlling partners in ASC’s consolidated net income	—	—	—	(0.7)
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	—	—	—	(0.2)

Adjusted EBITDA (a)	$36.7	$29.4	$372.2	$323.9

Distributable cash flow:
Adjusted EBITDA (a)	$36.7	$29.4	$372.2	$323.9
Cash interest expense (b)	(24.4)	(22.8)	(107.1)	(86.5)
Maintenance capital expenditures (c)	(4.2)	(2.8)	(14.0)	(9.9)
Income tax (expense) benefit	—	0.1	(0.7)	(0.2)

Distributable cash flow (d)	$8.1	$3.9	$250.4	$227.3

EBITDA:
Net cash provided by (used in) operating activities	$(17.7)	$33.1	$114.4	$173.6
Net changes in working capital balances	28.0	(31.3)	104.1	60.7
Non-cash early extinguishment of debt	(1.5)	—	(12.7)	—
Provision for doubtful accounts	(1.1)	(0.7)	(3.7)	(2.8)
Amortization of deferred financing costs, swap premium and net bond discount	(1.7)	(1.9)	(7.4)	(7.3)
Unit-based compensation charges	(1.4)	(1.2)	(5.8)	(4.8)
Loss on disposal of assets	(5.1)	(5.7)	(8.2)	(11.5)
Deferred income tax	0.3	0.3	0.5	0.3
Interest expense, net	26.0	24.1	113.5	91.5
Early extinguishment of debt (i)	2.5	—	52.1	—
Provision (benefit) for income taxes	—	(0.1)	0.7	0.2

EBITDA	$28.3	$16.6	$347.5	$299.9
Non-cash (gain) loss on derivative contracts	1.4	(0.3)	1.2	(1.0)
Long-term incentive and equity compensation expense	1.4	6.0	5.8	10.9
Loss on disposal of assets	5.1	5.7	8.2	11.5
Transaction costs	0.5	1.4	9.5	3.5
Interest of non-controlling partners in ASC’s consolidated EBITDA	—	—	—	(0.9)

Adjusted EBITDA	$36.7	$29.4	$372.2	$323.9

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts; the gain or loss on the disposal of assets; long-term incentive and equity compensation expenses; transaction costs; net income attributable to non-controlling partners; and interest, tax, depreciation, and amortization expense attributable to non-controlling partners. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.
(g)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

(h)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units pay distributions in kind rather than in cash for a certain period of time. Immediately after the payment of the Inergy, L.P. common unit distribution on November 14, 2011, approximately 6.6 million Class B units converted into common units of Inergy, L.P. and are entitled to receive cash distributions. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.
(i)	In the second fiscal quarter ended March 31, 2011, the Company exercised its equity offering redemption option in addition to a partial tender offer and redeemed 48% of its 2015 senior notes. Further, the Company tendered over 90% of both its 2014 and 2016 senior notes; and the remaining amounts were redeemed in full. In the fourth fiscal quarter ended September 30, 2011, the Company purchased and cancelled an additional $21 million of the principal amount outstanding of its 2015 senior notes. The loss associated with the above-described transactions amounted to $2.5 million and $52.1 million in the fourth quarter and fiscal year ended September 30, 2011, respectively, and was primarily related to the tender premium and the write-off of previously capitalized charges associated with the original issuance of the respective debt.

The following table includes a reconciliation of forecasted net income to forecasted Adjusted EBITDA for the fiscal year ended September 30, 2012. Our fiscal 2012 forecast range is based upon the businesses that we currently own and operate and the contribution from our organic expansion projects based upon current targeted in-service dates.

Inergy, L.P.

Reconciliation of Forecast Net Income to Adjusted EBITDA

Fiscal Year Ended September 30, 2012

(in millions)

	Low	High
Net income (a)	$101	$119
Interest expense (a) (b)	114	121
Depreciation and amortization (a)(c)	194	209
Income taxes (a)	1	1

Adjusted EBITDA (a)	$410	$450

Maintenance capital expenditures	$9	$11

Common units outstanding	125.7	125.7
Class B units (d)	5.8	5.8

Total units	131.5	131.5

(a)	Earnings guidance is based upon various forward-looking assumptions made by the management of Inergy. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize. Estimates exclude any one-time or non-recurring charges that may occur. Adjusted EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization and excludes (i) non-cash gains or losses on derivatives associated with fixed price sales to retail propane customers, (ii) long-term incentive and equity compensation charges, (iii) gains or losses on disposals of assets, and (iv) transaction costs, as disclosed in Inergy, L.P.’s SEC filings.
(b)	Estimate is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date, indebtedness associated with financing our organic expansion projects, and includes approximately $7 million of non-cash amortization of deferred financing costs.
(c)	Depreciation and amortization are based upon certain preliminary purchase price allocations and may be subject to change.
(d)	Common and Class B limited partner units outstanding, reflect the November 14, 2011, conversion of approximately 6.6 million Class B units into common. Class B limited partner units are not entitled to receive cash distributions until converted to common units (payment in kind units). The remaining Class B units convert to common units on a one-for-one basis in November 2012.

Supplemental Information Table

Supplemental Guidance Information

Fiscal Year Ended September 30, 2012

(in millions)

	Low	High
Retail gallon sales	310	326
Retail propane gross profit	$370	$399
Other propane operations gross profit	103	110
Total midstream gross profit	234	251

Total gross profit	707	760

Operating expenditures	297	310

Adjusted EBITDA (a)	$410	$450

Note: The above figures supplement Inergy’s annual guidance and should only be used as guidelines in connection with the annual guidance issued. While Inergy believes that these assumptions are reasonable, it can give no assurance that such results will materialize.